Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-178969

Stifel Financial Corp.

$300,000,000

4.250% Senior Notes due 2024

Term Sheet

July 15, 2014

Issuer:	Stifel Financial Corp. (NYSE: SF)

Title of Security:	4.250% Senior Notes due 2024

Type of Offering:	SEC Registered

Principal Amount:	$300,000,000

Trade Date:	July 15, 2014

Settlement Date (T+3):	July 18, 2014

Maturity Date:	July 18, 2024

Optional Redemption:	Make-whole call at any time at a discount rate of Treasury + 30bps

Expected Ratings:	BBB- by Standard & Poor’s Ratings Group BBB- by Fitch Ratings, Inc.

Coupon:	4.250% semi-annually

Interest Payment Dates:	Each January 18 and July 18

First Interest Payment Date:	January 18, 2015

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

Public Offering Price:	99.196% of principal amount

Yield to Maturity:	4.350%

Spread to Benchmark Treasury:	Treasury + 180 bps

Benchmark Treasury:	2.500% due May 15, 2024

Benchmark Treasury Yield:	2.550%

CUSIP / ISIN:	860630 AD4 / US860630AD42

Joint Book-Running Managers:	Keefe, Bruyette & Woods, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Keefe, Bruyette & Woods, Inc. at (800) 966-1559 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stifel Financial Corp. on July 15, 2014 relating to its Prospectus dated January 11, 2012.